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EXHIBIT 4


                          CONTINAN COMMUNICATIONS, INC.
                              AMENDED AND RESTATED
                           2007 STOCK AND OPTION PLAN

1.     GENERAL PROVISIONS.

       1.1    PURPOSE.

       The Continan Communications, Inc. Amended and Restated 2007 Stock and Option ("Plan") is intended to allow designated directors, officers, employees, and certain non-employees, including consultants (all of whom are sometimes collectively referred to herein as "Employees") of Continan Communications, Inc., a Nevada corporation ("Company") and its Subsidiaries (as that term is defined below) which it may have from time to time to receive certain options ("Stock Options") to purchase the Company's common stock, one tenth of one cent ($0.001) par value ("Common Stock"), and to receive grants of Common Stock subject to certain restrictions ("Grants"). As used in this Plan, the term "Subsidiary" shall mean each corporation which is a "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended ("Code"). The purpose of the Plan is to promote the interests of the Company and its shareholders by attracting and retaining Employees capable of furthering the future success of the Company and by aligning their economic interests more closely with those of the Company's shareholders. The services that shall be compensated for with such Stock Option and Grants shall be bone fide services to be performed for the Company, which such services shall neither be in connection with a capital raising function for the Company nor in connection with making a market in the Common Stock.

       1.2    ADMINISTRATION.

       1.2.1 The Plan shall be administered by the Company's Board of Directors ("Directors"). A majority of its members shall constitute a quorum. The Directors shall be governed by the provisions of the Company's Bylaws and of Nevada law applicable to the Directors, except as otherwise provided herein or determined by the Directors.

       1.2.2 The Directors shall have full and complete authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to take all such actions and make all such determinations in connection with the Plan as it may deem necessary or desirable. The Directors shall, in their discretion, but subject to the express provisions of the Plan: approve the Employees nominated by the management of the Company to be granted Grants or Stock Options; to determine the number of Grants or Stock Options to be granted to an Employee; to determine the time or times at which Grants or Stock Options shall be granted; to establish the terms and conditions upon which Grants or Stock Options may be exercised; to remove or adjust any restrictions and conditions upon Grants or Stock Options; to specify, at the time of grant, provisions relating to exercisability of Stock Options and to accelerate or otherwise modify the exercisability of any Stock Options; and to adopt such rules and regulations and to make all other determinations deemed necessary or desirable for the administration of the Plan. All interpretations and constructions of the Plan by the Directors, and all of its actions hereunder, shall be binding and conclusive on all persons for all purposes.

       1.2.3 The Company hereby agrees to indemnify and hold harmless each member of the Directors and each Employee of the Company, and the estate and heirs of such member of the Directors or Employee, against all claims, liabilities, expenses, penalties, damages or other pecuniary losses, including legal fees, which such member of the Directors or Employee, his or her estate or heirs may suffer as a result of his or her responsibilities, obligations or duties in connection with the Plan, to the extent that insurance, if any, does not cover the payment of such items. No member of the Directors or the Directors shall be liable for any action or determination made in good faith with respect to the Plan or any Grant or Stock Option granted pursuant to the Plan.


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       1.3    ELIGIBILITY AND PARTICIPATION.

       Employees eligible under the Plan shall be approved by the Directors from those Employees who, in the opinion of the management of the Company, are in positions that enable them to make significant and extraordinary contributions to the long-term performance and growth of the Company. In selecting Employees to whom Stock Options or Grants may be granted, consideration shall be given to factors such as employment position, duties and responsibilities, ability, productivity, length of service, morale, interest in the Company and recommendations of supervisors.

       1.4    SHARES SUBJECT TO THE PLAN.

       The maximum number of shares of Common Stock that may be issued pursuant to the Plan shall be Six Million Five Hundred Thousand (6,500,000) subject to adjustment pursuant to the provisions of paragraph 4.1. If shares of Common Stock Granted or issued under the Plan are reacquired by the Company due to a forfeiture or for any other reason, such shares shall be cancelled and thereafter shall again be available for purposes of the Plan. If a Stock Option expires, terminates or is cancelled for any reason without having been exercised in full, the shares of Common Stock not purchased thereunder shall again be available for purposes of the Plan.

2.     GRANTS OF STOCK OPTIONS.

       2.1    GRANTS OF STOCK OPTIONS.

       The Directors may grant Stock Options in such amounts, at such times, and to such Employees nominated by the management of the Company as the Directors, in their discretion, may determine. Stock Options granted under the Plan shall constitute "Incentive Stock Options" within the meaning of Section 422 of the Code, if so designated by the Directors on the date of grant. The Directors shall also have the discretion to grant Stock Options which do not constitute incentive stock options, and any such Stock Options shall be designated non-statutory stock options by the Directors on the date of grant. The aggregate fair market value (determined as of the time an incentive stock option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by any Employee during any one calendar year (under all plans of the Company and any parent or subsidiary of the Company) may not exceed the maximum amount permitted under Section 422 of the Code (currently one hundred thousand dollars ($100,000.00)). Non-statutory stock options shall not be subject to the limitations relating to incentive stock options contained in the preceding sentence. Each Stock Option shall be evidenced by a written agreement ("Option Agreement") in a form approved by the Directors, which shall be executed on behalf of the Company and by the Employee to whom the Stock Option is granted, and which shall be subject to the terms and conditions of this Plan. In the discretion of the Directors, Stock Options may include provisions (which need not be uniform), authorized by the Directors in their discretion, that accelerate an Employee's rights to exercise Stock Options following a "Change in Control," as such term is defined in paragraph 3.1 hereof. The holder of a Stock Option shall not be entitled to the privileges of stock ownership as to any shares of Common Stock not actually issued to such holder.

       2.2    PURCHASE PRICE.

       The purchase price ("Exercise Price") of shares of Common Stock subject to each non-statutory Stock Option ("Option Shares") shall be equal to whatever price is established by the Directors, in its sole discretion, on the date of the grant. The Exercise Price of Incentive Stock Options shall be the fair market value of the options on the date of the grant thereof. For an Employee holding stock possessing more than ten percent (10%) percent of the total combined voting power of all classes of stock of the Company, the Exercise Price of an incentive Stock Option shall be at least one hundred ten percent (110%) of the fair market value of the Common Stock and such option.


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       2.3    OPTION PERIOD.

       The Stock Option period ("Term") shall commence on the date of grant of the incentive Stock Option and shall be ten (10) years or such shorter period as is determined by the Directors; the Term for an incentive Stock Option granted to an Employee holding stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company shall be five (5) years from the date such option is granted. The Term for Non-statutory Stock Options shall be whatever period, if any, is set by the Directors. Each Stock Option shall provide that it is exercisable over its term in such periodic installments as the Directors in its sole discretion may determine. Such provisions need not be uniform. Notwithstanding the foregoing, but subject to the provisions of paragraphs 1.2.2 and 2.1, Stock Options granted to Employees who are subject to the reporting requirements of Section 16(a) of the Exchange Act ("Section 16 Reporting Persons") shall not be exercisable until at least six
(6) months and one day from the date the Stock Option is granted.

       2.4    EXERCISE OF OPTIONS.

       2.4.1 Each Stock Option may be exercised in whole or in part (but not as to fractional shares) by delivering it for surrender or endorsement to the Company, attention of the Corporate Secretary, at the principal office of the Company, together with payment of the Exercise Price and an executed Notice and Agreement of Exercise in the form prescribed by paragraph 2.4.2. Payment may be made (i) in cash, (ii) by cashier's or certified check, (iii) by surrender of previously owned shares of the Company's Common Stock valued pursuant to paragraph 2.2 (if the Directors authorize payment in stock in their discretion),
(iv) by withholding from the Option Shares which would otherwise be issuable upon the exercise of the Stock Option that number of Option Shares equal to the exercise price of the Stock Option, if such withholding is authorized by the Directors in their discretion, (v) in the discretion of the Directors, by the delivery to the Company of the optionee's promissory note secured by the Option Shares, bearing interest at a rate sufficient to prevent the imputation of interest under Sections 483 or 1274 of the Code, and having such other terms and conditions as may be satisfactory to the Directors, or (vi) cashless exercise program as established by the Company.

       2.4.2 Exercise of each Stock Option is conditioned upon the agreement of the Employee to the terms and conditions of this Plan and of such Stock Option as evidenced by the Employee's execution and delivery of a Notice and Agreement of Exercise in a form to be determined by the Directors in their discretion. Such Notice and Agreement of Exercise shall set forth the agreement of the Employee that: (a) no Option Shares will be sold or otherwise distributed in violation of the Securities Act of 1933 ("Securities Act") or any other applicable federal or state securities laws, (b) each Option Share certificate may be imprinted with legends reflecting any applicable federal and state securities law restrictions and conditions, (c) the Company may comply with said securities law restrictions and issue "stop transfer" instructions to its Transfer Agent and Registrar without liability, (d) if the Employee is a Section 16 Reporting Person, the Employee will furnish to the Company a copy of each Form 4 or Form 5 filed by said Employee and will timely file all reports required under federal securities laws, and (e) the Employee will report all sales of Option Shares to the Company in writing on a form prescribed by the Company.


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       2.4.3  No Stock Option shall be exercisable unless and until any applicable registration or qualification requirements of federal and state securities laws, and all other legal requirements, have been fully complied with. The Company will use reasonable efforts to maintain the effectiveness of a Registration Statement under the Securities Act for the issuance of Stock Options and shares acquired thereunder, but there may be times when no such Registration Statement will be currently effective. The exercise of Stock Options may be temporarily suspended without liability to the Company during times when no such Registration Statement is currently effective, or during times when, in the reasonable opinion of the Directors, such suspension is necessary to preclude violation of any requirements of applicable law or regulatory bodies having jurisdiction over the Company. If any Stock Option would expire for any reason except the end of its term during such a suspension, then if exercise of such Stock Option is duly tendered before its expiration, such Stock Option shall be exercisable and exercised (unless the attempted exercise is withdrawn) as of the first day after the end of such suspension. The Company shall have no obligation to file any Registration Statement covering resales of Option Shares.

       2.5    RESTRICTIONS ON TRANSFER.

       Each Stock Option granted under this Plan shall be transferable only by will or the laws of descent and distribution. No interest of any Employee under the Plan shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process. Each Stock Option granted under this Plan shall be exercisable during an Employee's lifetime only by such Employee or by such Employee's legal representative.

3.     GRANTS OF SHARES.

       3.1    GRANTS OF SHARES.

       Subject to the provisions of the Plan, the Directors shall have full and complete authority, in their discretion, but subject to the express provisions of this Plan, to (i) grant Grants pursuant to the Plan; (ii) determine the number of shares of Common Stock subject to each Grant ("Grant Shares"); (iii) determine the terms and conditions (which need not be identical) of each Grant, including the consideration to be paid by the Employee for such Common Stock;
(iv) establish and modify performance criteria for Grants; and (v) make all of the determinations necessary or advisable with respect to Grants under the Plan. Each Grant under the Plan shall consist of a grant of shares of Common Stock.

       3.2    INCENTIVE AGREEMENTS.

       Each Grant granted under the Plan shall be evidenced by a written agreement ("Agreement") in a form approved by management and executed by the Company and the Employee to whom the Grant is granted. Each Agreement shall be subject to the terms and conditions of the Plan and other such terms and conditions as management may specify.

       3.3    WAIVER OF RESTRICTIONS.

       The Directors may modify or amend any Grant under the Plan or waive any restrictions or conditions applicable to such Grants; provided, however, that the Directors may not undertake any such modifications, amendments or waivers if the effect thereof materially increases the benefits to any Employee, or adversely affects the rights of any Employee without his or her consent.


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       3.4    TERMS AND CONDITIONS OF GRANTS.

       3.4.1 Upon receipt of a Grant of shares of Common Stock under the Plan, an Employee shall be the holder of record of the shares and shall have all the rights of a shareholder with respect to such shares, subject to the terms and conditions of the Plan and the Grant.

4.     MISCELLANEOUS PROVISIONS.

       4.1    ADJUSTMENTS UPON CHANGE IN CAPITALIZATION.

       4.1.1 The number and class of shares subject to each outstanding Stock Option, the Exercise Price thereof (but not the total price), the maximum number of Stock Options that may be granted under the Plan, the minimum number of shares as to which a Stock Option may be exercised at any one time, and the number and class of shares subject to each outstanding Grant, shall be proportionately adjusted in the event of any increase or decrease in the number of the issued shares of Common Stock which results from a split-up or consolidation of shares, payment of a stock dividend or dividends exceeding a total of five percent (5%) for which the record dates occur in any one fiscal year, a recapitalization (other than the conversion of convertible securities according to their terms), a combination of shares or other like capital adjustment, so that (i) upon exercise of the Stock Option, the Employee shall receive the number and class of shares such Employee would have received had such Employee been the holder of the number of shares of Common Stock for which the Stock Option is being exercised upon the date of such change or increase or decrease in the number of issued shares of the Company, and (ii) upon the lapse of restrictions of the Grant Shares, the Employee shall receive the number and class of shares such Employee would have received if the restrictions on the Grant Shares had lapsed on the date of such change or increase or decrease in the number of issued shares of the Company.

       4.1.2 Upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which is not the surviving corporation or in which the Company survives as a wholly-owned subsidiary of another corporation, or upon a sale of all or substantially all of the property of the Company to another corporation, or any dividend or distribution to shareholders of more than ten percent (10%) of the Company's assets, adequate adjustment or other provisions shall be made by the Company or other party to such transaction so that there shall remain and/or be substituted for the Option Shares and Grant Shares provided for herein, the shares, securities or assets which would have been issuable or payable in respect of or in exchange for such Option Shares and Grant Shares then remaining, as if the Employee had been the owner of such shares as of the applicable date. Any securities so substituted shall be subject to similar successive adjustments.

       4.2    WITHHOLDING TAXES.

       The Company shall have the right at the time of exercise of any Stock Option or the grant of an Grant to make adequate provision for any federal, state, local or foreign taxes which it believes are or may be required by law to be withheld with respect to such exercise ("Tax Liability"), to ensure the payment of any such Tax Liability. The Company may provide for the payment of any Tax Liability by any of the following means or a combination of such means, as determined by the Directors in its sole and absolute discretion in the particular case: (i) by requiring the Employee to tender a cash payment to the


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Company, (ii) by withholding from the Employee's salary, (iii) by withholding from the Option Shares which would otherwise be issuable upon exercise of the Stock Option, or from the Grant Shares on their grant or date of lapse of restrictions, that number of Option Shares or Grant Shares having an aggregate fair market value (determined in the manner prescribed by paragraph 2.2) as of the date the withholding tax obligation arises in an amount which is equal to the Employee's Tax Liability or (iv) by any other method deemed appropriate by the Directors. Satisfaction of the Tax Liability of a Section 16 Reporting Person may be made by the method of payment specified in clause (iii) above only if the following two conditions are satisfied:

       (a) the withholding of Option Shares or Grant Shares and the exercise of the related Stock Option occur at least six (6) months and one day following the date of grant of such Stock Option or Grant; and

       (b)    the withholding of Option Shares or Grant Shares is made either
(i) pursuant to an irrevocable election ("Withholding Election") made by such Employee at least six months in advance of the withholding of Options Shares or Grant Shares, or (ii) on a day within a ten (10) day "window period" beginning on the third business day following the date of release of the Company's quarterly or annual summary statement of sales and earnings.

Anything herein to the contrary notwithstanding, a Withholding Election may be disapproved by the Directors at any time.

       4.3    RELATIONSHIP TO OTHER EMPLOYEE BENEFIT PLANS.

       Stock Options and Grants granted hereunder shall not be deemed to be salary or other compensation to any Employee for purposes of any pension, thrift, profit-sharing, stock purchase or any other employee benefit plan now maintained or hereafter adopted by the Company.

       4.4    AMENDMENTS AND TERMINATION.

       The Directors may at any time suspend, amend or terminate this Plan. For incentive stock options only, no amendment or modification of this Plan may be adopted, except subject to stockholder approval, which would: (a) materially increase the benefits accruing to Employees under this Plan, (b) materially increase the number of securities which may be issued under this Plan (except for adjustments pursuant to paragraph 4.1 hereof), or (c) materially modify the requirements as to eligibility for participation in the Plan.

       4.5    SUCCESSORS IN INTEREST.

       The provisions of this Plan and the actions of the Directors shall be binding upon all heirs, successors and assigns of the Company and of Employees.


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       4.6    OTHER DOCUMENTS.

       All documents prepared, executed or delivered in connection with this Plan (including, without limitation, Option Agreements and Incentive Agreements) shall be, in substance and form, as established and modified by the Directors; provided, however, that all such documents shall be subject in every respect to the provisions of this Plan, and in the event of any conflict between the terms of any such document and this Plan, the provisions of this Plan shall prevail.

       4.7    NO OBLIGATION TO CONTINUE EMPLOYMENT.

       This Plan and grants hereunder shall not impose any obligation on the Company to continue to employ any Employee. Moreover, no provision of this Plan or any document executed or delivered pursuant to this Plan shall be deemed modified in any way by any employment contract between an Employee (or other employee) and the Company.

       4.8    MISCONDUCT OF AN EMPLOYEE.

       Notwithstanding any other provision of this Plan, if an Employee commits fraud or dishonesty toward the Company or wrongfully uses or discloses any trade secret, confidential data or other information proprietary to the Company, or intentionally takes any other action materially inimical to the best interests of the Company, as determined by the Directors, in its sole and absolute discretion, such Employee shall forfeit all rights and benefits under this Plan.

       4.9    TERM OF PLAN.

       This Plan was adopted by the Directors effective July 16, 2007. No Stock Options or Grants may be granted under this Plan after July 26, 2017.

       4.10   GOVERNING LAW.

       This Plan shall be construed in accordance with, and governed by, the laws of the State of Nevada.

       4.11   APPROVALS.

       No Stock Option shall be exercisable, or Grant granted, unless and until the Directors of the Company have approved this Plan and all other legal requirements have been fully complied with. In addition, no Incentive Stock Option shall be granted until approved by a majority of the issued and outstanding Common Stock of the Company.

       4.12   ASSUMPTION AGREEMENTS.

       The Company will require each successor, (direct or indirect, whether by purchase, merger, consolidation or otherwise), to all or substantially all of the business or assets of the Company, prior to the consummation of each such transaction, to assume and agree to perform the terms and provisions remaining to be performed by the Company under each Incentive Agreement and Stock Option and to preserve the benefits to the Employees thereunder. Such assumption and agreement shall be set forth in a written agreement in form and substance satisfactory to the Directors (an "Assumption Agreement"), and shall include such adjustments, if any, in the application of the provisions of the Incentive Agreements and Stock Options and such additional provisions, if any, as the Directors shall require and approve, in order to preserve such benefits to the Employees. Without limiting the generality of the foregoing, the Directors may require an Assumption Agreement to include satisfactory undertakings by a successor:


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       (a)    to provide liquidity to the Employees on the exercise of Stock
Options;

       (b) if the succession occurs before the expiration of any period specified in the Incentive Agreements for satisfaction of performance criteria applicable to the Common Stock Granted thereunder, to refrain from interfering with the Company's ability to satisfy such performance criteria or to agree to modify such performance criteria and/or waive any criteria that cannot be satisfied as a result of the succession;

       (c) to require any future successor to enter into an Assumption Agreement; and

       (d) to take or refrain from taking such other actions as the Directors may require and approve, in their discretion.

       4.13   COMPLIANCE WITH RULE 16B-3.

       Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent that any provision of the Plan or action by the Directors fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

       IN WITNESS WHEREOF, this Plan has been executed as of the 17th day of July 2007.

CONTINAN COMMUNICATIONS, INC.



By: /S/ Claude C. Buchert
    ------------------------------------------
    Claude C. Buchert, Chief Executive Officer


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